Supplement
To Prospectus Supplement dated March 30, 2006
To Prospectus dated December 22, 2005

$1,065,537,002
(Approximate)

DLJ Mortgage Capital, Inc.
Sponsor and a Seller

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Master Servicer

CSMC Mortgage-Backed Trust 2006-3
Issuing Entity

CSMC Mortgage-Backed Pass-Through Certificates, Series 2006-3

The prospectus supplement dated March 30, 2006 to the prospectus dated December 22, 2005 with respect to the above captioned series is hereby amended as follows:

1.

The designations for the Class 1-A-4A and Class 1-A-4B Certificates set forth in the table on page S-7 of the prospectus supplement is hereby amended as follows:

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s(1)	Designation

Class A Certificates
1-A-4A	$55,649,000	5.896%(6)	AAA/Aaa	Super Senior/Lockout
1-A-4B	$2,878,000	6.164%(7)	AAA/Aaa	Senior Support/Lockout

2.

The risk factor titled  “Additional risk is associated with the Class 2-A-14 and Class 4-A-2 Certificates” on page S-21 is hereby amended by deleting it and replacing it in its entirety with the following:

Additional risk is associated with the Class 1-A-4B, Class 2-A-14 and Class 4-A-2 Certificates.

In the event that the cumulative realized losses on the group 1 mortgage loans as a percentage of the aggregate principal balance of the group 1 loans as of the cut-off date exceeds 16.50%, principal distributions to the Class 1-A-4A and Class 1-A-4B Certificates will be allocated first to the Class 1-A-4A Certificates, until its class principal balance is reduced to zero and then to the Class 1-A-4B Certificates, until its class principal balance is reduced to zero.

Investors in the Class 2-A-14 Certificates should be aware that, on any distribution date, certain losses which would otherwise be allocated to the Class 2-A-9 Certificates will be allocated to the Class 2-A-14 Certificates, until its class principal balance is reduced to zero.

Investors in the Class 4-A-2 Certificates should be aware that, on any distribution date, certain losses which would otherwise be allocated to the Class 4-A-1 Certificates will be allocated to the Class 4-A-2 Certificates, until its class principal balance is reduced to zero.

Credit Suisse

Underwriter

April 9, 2007